Exhibit 99.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

August 18, 2014

To:	Chukong Holdings Limited

3A-20, Focus Square,

6 Futong East Avenue, Beijing 100102

People’s Republic of China

Re: Legal Opinion on Certain PRC Legal Matters

To Whom It May Concern,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Chukong Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), each representing a certain number of Class A ordinary shares of the Company and (ii) the Company’s proposed listing of its ADSs on the NASDAQ Global Market or other alternative stock exchange in the U.S.

As used herein, (A) “PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC; (B) “Governmental Agencies” means any competent government authorities, courts or regulatory bodies of the PRC; (C) “Governmental Authorizations” means all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Governmental Agencies.

HAN KUN LAW OFFICES

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the Governmental Agencies and officers of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date of this opinion, so far as PRC Laws are concerned:

1.	According to “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), issued by China Securities Regulatory Commission (the “CSRC”) and five other PRC regulatory agencies on August 8, 2006 (as amended subsequently), offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that since Beijing Chukong Aipu Technology Co., Ltd. (“PRC Subsidiary”) was established in 2011 by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no explicit provision in the M&A Rules classifies the contractual arrangements between the PRC Subsidiary and Beijing Chukong Technology Co., Ltd., Beijing Wan’ai Internet Technology Co., Ltd. and Beijing Tiansheng Chengye Information Technology Co., Ltd. as a type of acquisition transaction falling under the M&A Rules, the Company is not required to obtain the approval from CSRC under the M&A Rules. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted and implemented and this Opinion summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. Furthermore, there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above. If it is determined that the CSRC approval is required for the Offering, the Group Companies may face sanctions by the CSRC or other Governmental Agencies for failure to seek the CSRC approval for the Offering.

2.	The statements made in the Registration Statement under the captions “Risk Factors,” “Corporate History and Structure,” “Taxation – People’s Republic of China Taxation” and “Regulations,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

HAN KUN LAW OFFICES

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement under the captions “Risk Factors,” “Taxation – People’s Republic of China Taxation” and “Regulations.”

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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